ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.
                            A California Corporation

                      10675 Sorrento Valley Road, Suite 200
                               San Diego, CA 92121

                                  June 27, 2002



Dear Holder of Series B Preferred Stock:


         Advanced Remote Communication Solutions, Inc. (the "Company") is offering to each holder of Series B Preferred Stock of the Company ("Series B Preferred Stock") who is an accredited investor, as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, the opportunity to exchange (the "Exchange Offer") shares of Series B Preferred Stock then held by such holder for shares of the Company's Series C-3 Preferred Stock. The exact number of shares of Series C-3 Preferred Stock each holder is eligible to receive is set forth in the accompanying Offering Statement for Series C Preferred Stock.

         In addition, the Company is offering to all holders of Series B Preferred Stock who exchange all of their shares of Series B Preferred Stock for shares of Series C-3 Preferred Stock the opportunity to purchase (the "Purchase Offer" and collectively with the Exchange Offer, the "Offering") the number of shares of the Company's Series C-1 Preferred Stock and shares of Series C-2 Preferred Stock set forth in the enclosed materials on the terms and conditions contained in the enclosed materials at a purchase price of $500 and $300 per share, respectively.

         The Offering is explained in greater detail in the enclosed materials. I encourage you to read these documents carefully and consult with your own investment and tax advisors before making any decision with respect to the Offering.

         If you wish to tender your shares of Series B Preferred Stock and/or purchase shares of Series C-1 Preferred Stock and/or Series C-2 Preferred Stock, detailed instructions on how to exchange and purchase shares are provided in the enclosed materials. If you do not wish to participate in the Offering, you do not need to take any action.

         The Offering shall expire at 5:00 pm Eastern time on Thursday July 25, 2002 (the "Expiration Date"). The Company can extend, from time to time, the Offering past the Expiration Date in its sole discretion.

         If you have any questions regarding the Offering or need assistance in tendering your shares or additional copies of the enclosed materials, please call me at 858-657-0100.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY HOLDER OF SERIES B PREFERRED STOCK AS TO WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER AND/OR THE PURCHASE OFFER.

EACH HOLDER OF SERIES B PREFERRED STOCK MUST MAKE HIS OWN DECISION WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER AND/OR THE PURCHASE OFFER.



Very truly yours,


/s/ Brandon Nixon
Brandon Nixon
Chairman of the Board, President
and Chief Executive Officer